Exhibit 99.1

TICC Announces Results of Operations for the Quarter and the Year Ended December 31, 2013 and

Announces Quarterly Distribution of $0.29 per Share

GREENWICH, CT – 03/10/2014 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter and year ended December 31, 2013, and announced a distribution of $0.29 per share for the first quarter of 2014.

HIGHLIGHTS

•	For the year ended December 31, 2013, we recorded approximately $105.1 million of total investment income and $55.8 million of net investment income, compared to $71.2 million of total investment income and $37.2 million of net investment income for the year ended December 31, 2012.

•	For the quarter ended December 31, 2013, we recorded net investment income of approximately $16.9 million, or approximately $0.32 per share. Excluding the impact of a capital gains incentive fee accrual reversal of approximately $0.7 million, our core net investment income(1) was approximately $16.2 million, or approximately $0.30 per share. In the fourth quarter, we also recorded net realized capital losses of approximately $0.7 million and net unrealized depreciation of approximately $3.2 million (which includes the reversal of net unrealized depreciation associated with the fourth quarter realization events). In total, we had a net increase in net assets resulting from operations of approximately $13.1 million or approximately $0.24 per share for the fourth quarter.

o	Total investment income for the fourth quarter of 2013 amounted to approximately $30.5 million, which represents an increase of approximately $3.0 million over the third quarter of 2013.

•	For the quarter ended December 31, 2013, we recorded investment income from our portfolio as follows:

•	approximately $13.5 million from our syndicated and bilateral investments,

•	approximately $15.6 million from our CLO equity investments,

•	approximately $0.6 million from our CLO debt investments, and

•	approximately $0.8 million from all other sources.

o	As of the end of the fourth quarter of 2013 we held one loan on non-accrual status with a par amount of approximately $10.0 million and a fair value of approximately $5.5 million.

o	Our weighted average credit rating on a fair value basis was 2.1 at the end of the fourth quarter of 2013 (compared to 2.1 at the end of the third quarter of 2013).

•	Our operating expenses before the capital gains incentive fee for the quarter ended December 31, 2013 were approximately $14.3 million, up from the third quarter of 2013 by approximately $1.4 million due largely to increased investment advisory and incentive fees, as well as higher compensation expense.

•	The capital gains incentive fee calculation for the quarter ended December 31, 2013, resulted in an accrual reversal of approximately $0.7 million. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The accrued capital gains incentive fee related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only have become payable to our investment adviser on December 31, 2013 in the event of a complete liquidation of our portfolio as of year-end.

The amount of the capital gains incentive fee, if any, which will actually be payable is determined in accordance with the terms of the Investment Advisory Agreement (“Agreement”) and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation. Based on the terms of the Agreement, a capital gains incentive fee was not earned as of December 31, 2013.

•	Our Board of Directors has declared a distribution of $0.29 per share for the first quarter of 2014.

o	Payable Date: March 31, 2014

o	Record Date: March 25, 2014

•	During the fourth quarter of 2013, we made approximately $85.2 million in additional investments. The additional investments consisted of approximately $46.0 million in corporate securities, $35.3 million in CLO equity and $3.9 million in CLO debt.

o	It is worth noting that for the year ended December 31, 2013, we invested approximately $577.5 million, consisting of $397.2 million in corporate securities, $159.4 million in CLO equity, and $20.9 million in CLO debt.

o	For the fourth quarter of 2013, we received proceeds of approximately $92.2 million from repayments, sales and amortization payments on our debt investments.

•	As of December 31, 2013, the weighted average yield of our debt investments remained approximately 8.7%, compared with 8.7% as of September 30, 2013. At December 31, 2013, we have one investment on non-accrual status.

•	As of December 31, 2013, net asset value per share was $9.85 compared with the net asset value per share as of September 30, 2013 of $9.90.

(1) Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding our capital gains incentive fee. As the capital gains incentive fee, for generally accepted accounting purposes, is based on the hypothetical liquidation of the entire portfolio (and as any capital gains incentive fee may be non-recurring), we believe that core net investment income is a useful indicator of operations exclusive of any capital gains incentive fee. We note that such amount is excluded from the core net investment income amount presented below.

The following table provides a reconciliation of net investment income to core net investment income for the three months and year ended December 31, 2013:

	Three Months Ended December 31, 2013		Year Ended December 31, 2013
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$16,946,803	$0.32	$55,792,632	$1.09
Capital gains incentive fee (reversal)	(777,978)	(0.02)	(1,192,382)	(0.02)

Core net investment income	$16,168,825	$0.30	$54,600,250	$1.07

We will host a conference call to discuss our fourth quarter and year end results today, Monday, March 10, 2014 at 10:00 AM ET. Please call 888-317-6016 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 10041891.

A presentation containing further detail regarding our year-end and quarterly results of operations has been posted under the Investor Relations section of our website at www.ticc.com.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2013, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	December 31, 2013	December 31, 2012

ASSETS

Non-affiliated/non-control investments (cost: $901,728,071 @ 12/31/13; $634,081,527 @ 12/31/12)	$915,546,744	$651,099,873
Control investments (cost: $16,900,000 @ 12/31/13; $17,256,179 @ 12/31/12).	16,050,000	16,450,000
Total investments at fair value (cost: $918,628,071 @ 12/31/13;
$651,337,706 @ 12/31/12)	931,596,744	667,549,873
Cash and cash equivalents	14,933,074	51,392,949
Restricted cash	32,428,248	21,240,508
Deferred debt issuance costs	7,985,580	8,154,925
Interest and distributions receivable	11,133,972	5,986,122
Securities sold not settled	-	1,516,875
Other assets	88,122	181,788
Total assets	$998,165,740	$756,023,040
LIABILITIES

Accrued interest payable	$2,596,893	$4,234,376
Investment advisory fee payable to affiliate	7,144,480	4,930,908
Accrued capital gains incentive fee to affiliate	3,872,853	6,617,810
Securities purchased not settled	6,994,852	-
Accrued expenses	637,896	302,971
Notes payable - TICC CLO LLC, net of discount	100,041,226	99,882,627
Notes payable - TICC CLO 2012-1 LLC, net of discount	235,635,114	115,451,819
Convertible senior notes payable	115,000,000	115,000,000
Total liabilities	471,923,314	346,420,511

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 53,400,745 and
41,371,286 issued and outstanding, respectively	534,007	413,713
Capital in excess of par value	571,278,194	451,157,297
Net unrealized appreciation on investments	12,968,673	16,212,167
Accumulated net realized losses on investments	(47,510,908)	(53,906,504)
Distributions in excess of investment income	(11,027,539)	(4,274,144)
Total net assets	526,242,427	409,602,529
Total liabilities and net assets	$998,165,741	$756,023,040
Net asset value per common share	$9.85	$9.90

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$52,133,176	$38,597,973	$29,604,441
Distributions from securitization vehicles and equity investments	47,241,423	25,755,438	13,079,923
Commitment, amendment fee income and other income	4,278,203	5,247,571	920,945
Total investment income from non-affiliated/non-control investments	103,652,802	69,600,982	43,605,309
From control investments:
Interest income - debt investments	1,439,341	1,511,897	1,582,881
Distributions from equity investments	-	62,041	-
Total investment income from control investments	1,439,341	1,573,938	1,582,881
Total investment income	105,092,143	71,174,920	45,188,190
EXPENSES
Compensation expense	1,647,971	1,183,056	1,090,626
Investment advisory fees	19,096,229	11,222,713	7,317,273
Professional fees	1,996,290	1,873,892	1,190,999
Interest expense and other debt financing expenses	18,960,677	7,262,714	1,243,584
Insurance	68,638	68,826	68,450
Directors' Fees	322,501	261,000	222,749
Transfer agent and custodian fees	229,124	128,692	116,592
General and administrative	1,589,758	1,027,607	587,314
Total expenses before incentive fees	43,911,188	23,028,500	11,837,587
Net investment income incentive fees	6,580,705	5,460,006	2,241,713
Capital gains incentive fees	(1,192,382)	5,509,061	1,108,749
Total incentive fees	5,388,323	10,969,067	3,350,462
Total expenses	49,299,511	33,997,567	15,188,049
Net investment income	55,792,632	37,177,353	30,000,141

Net change in unrealized appreciation on investments
Non-Affiliate/non-control investments	(3,231,401)	14,340,762	(19,303,977)
Control investments	(12,093)	(71,808)	(87,838)
Total net change in unrealized appreciation on investments	(3,243,494)	14,268,954	(19,391,815)

Net realized (losses) gains on investments
Non-Affiliate/non-control investments	6,395,596	16,876,880	3,600,539
Control investments	-	-	-
Total realized (losses) gains on investments	6,395,596	16,876,880	3,600,539

Net increase in net assets resulting from operations	$58,944,734	$68,323,188	$14,208,865

Net increase in net assets resulting from net investment income per common share:
Basic	$1.09	$0.98	$0.92
Diluted	$1.03	$0.96	$0.92
Net increase in net assets resulting from operations per
common share:
Basic	$1.15	$1.80	$0.44
Diluted	$1.09	$1.73	$0.44
Weighted average shares of common stock outstanding:
Basic	51,073,758	37,978,693	32,433,101
Diluted	61,106,910	40,575,776	32,433,101

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Per Share Data
Net asset value at beginning of period	$9.90	$9.30	$9.85	$8.36	$7.68
Net investment income(1)	1.09	0.98	0.92	0.89	0.51
Net realized and unrealized capital gains (losses)(2)	0.06	0.82	(0.47)	1.19	0.81
Total from net investment operations	1.15	1.80	0.45	2.08	1.32
Distributions from net investment income	(1.16)	(1.12)	(0.99)	(0.81)	(0.60)
Distributions based on weighted average share impact	(0.04)	(0.04)	—	—	—
Tax return of capital distributions	—	—	—	—	—
Total distributions(3)	(1.20)	(1.16)	(0.99)	(0.81)	(0.60)
Effect of shares issued, net of offering expenses	—	(0.04)	(0.01)	0.22	(0.04)
Net asset value at end of period(5)	$9.85	$9.90	$9.30	$9.85	$8.36
Per share market value at beginning of period	$10.12	$8.65	$11.21	$6.05	$3.80
Per share market value at end of period	$10.34	$10.12	$8.65	$11.21	$6.05
Total return (4)	14.23%	30.49%	(14.19)%	102.39%	81.15%
Shares outstanding at end of period	53,400,745	41,371,286	32,818,428	31,886,367	26,813,216
Ratios/Supplemental Data
Net assets at end of period (000’s)	526,242	409,603	305,102	314,118	224,092
Average net assets (000’s)	506,093	363,584	318,305	243,723	206,183
Ratio of expenses to average net assets:
Expenses before incentive fees	8.68%	6.33%	3.72%	3.22%	3.38%
Net investment income incentive fees	1.30%	1.50%	0.70%	0.58%	0.02%
Capital gains incentive fees	(0.24)%	1.52%	0.35%	—	—
Total ratio of expenses to average net assets	9.74%	9.35%	4.77%	3.80%	3.40%
Ratio of expenses, excluding interest expense, to average net assets	6.00%	7.35%	4.38%	3.80%	3.40%
Ratio of net investment income to average net assets	11.02%	10.23%	9.42%	9.95%	6.54%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains include rounding adjustments to reconcile change in net asset value per share.
(3)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders.
(4)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan.
(5)	It is currently expected that a mark-down in the value of the investment we hold on non-accrual status, in the range of $2.0 million to $2.5 million, will be recorded in the first quarter of 2014, based upon that company’s post year-end 2013 disclosure of its diminished operating condition. The investment currently represents approximately 1.0% of the total portfolio value, at amortized cost, and approximately 0.6% at fair value.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.